Exhibit 5.01

[Letterhead of O’Melveny & Myers LLP]

November 12, 2008

American States Water Company
630 East Foothill Boulevard
San Dimas, California 91773

Re:	Issuance of Common Shares Pursuant to the Company’s
Common Share Purchase and Dividend Reinvestment

Ladies and Gentlemen:

     We have acted as special counsel to American States Water Company, a California corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on November 12, 2008 under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance of 600,000 additional shares of the Company’s common shares, no par value (the “Common Shares”), pursuant to the Company’s Common Share Purchase and Dividend Reinvestment Plan (the “Plan”).

     In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents we considered appropriate, including the following:

(i)	the Amended and Restated Articles of Incorporation of the Company;

(ii)	the Bylaws of the Company; and

(iii)

the resolutions of the Board of Directors of the Company (the “Board of Directors”) adopted at a meeting duly held on October 31, 2008 relating to the issuance and sale of the Common Shares in connection with the Plan and related matters.

     As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

     We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

     On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law considered relevant, and subject to the limitations and qualifications in this opinion we are of the opinion that the issuance of the Common Shares pursuant to the Plan has been duly authorized by all necessary corporate action on the part of the Company and, upon the issuance thereof in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

     The law covered by this opinion is limited to the present law of the state of California. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or special political subdivision or other local authority of any jurisdiction.

     We consent to the inclusion of this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP